As filed with the Securities and Exchange Commission on October 1, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMAZE HOLDINGS, INC.
(Exact name of Registrant as specified in its charter)

Nevada	5961	87-3905007
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2901 West Coast Highway, Suite 200

Newport Beach, CA 92663

(888) 672-0365
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Aaron Day

Chief Executive Officer
Amaze Holdings, Inc.
2901 West Coast Highway, Suite 200

Newport Beach, CA 92663
(888) 672-0365
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William Mower	T.J. Dammrich
Maslon LLP	Mercer Oak, LLC
225 South 6th Street, Suite 2900	29 North Ada Street
Minneapolis, MN 55402	Chicago, IL 60607
(612) 672-8381	(872) 248-0601

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company in Rule 12b-2 of the Exchange Act. ☐

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 1, 2025

PRELIMINARY PROSPECTUS

AMAZE HOLDINGS, INC.

5,524,316 Shares of Common Stock

This prospectus relates to the proposed resale from time to time by the selling stockholders named herein, together with any of such stockholders’ transferees, pledgees, donees or successors, of up to 5,524,316 shares of our common stock issuable upon the conversion of senior secured original issue discount convertible promissory notes (the “Convertible Notes”) in the outstanding principal amount of $4,143,234.25, which Convertible Notes were issued pursuant to a securities purchase agreement dated as of September 11, 2025.

We are not selling any of our common stock pursuant to this prospectus, and we will not receive any proceeds from the sale of our common stock offered by this prospectus by the selling stockholders.

The selling stockholders may offer and sell or otherwise dispose of the shares of our common stock described in this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholders will bear all underwriting fees, commissions and discounts, if any, attributable to the sales of shares and any transfer taxes. We will bear all other costs, expenses and fees in connection with the registration of the shares. See “Plan of Distribution” for more information about how the selling stockholders may sell or dispose of their shares of our common stock.

Our common stock is listed on the NYSE American under the symbol “AMZE.” On September 30, 2025, the last reported sales price of our common stock on the NYSE American was $2.37 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                  , 2025

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ABOUT THIS PROSPECTUS

Neither we nor the selling stockholders have authorized anyone to provide you with any information other than that contained in, or incorporated by reference into, this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares of our common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find Additional Information.”

This prospectus includes market data and industry forecasts that are based on independent third-party sources, including industry publications, reports by market research firms, and surveys, as well as other information based on management’s estimates and calculations. While we believe the industry and market data included in this prospectus are reliable and are based on reasonable assumptions, these data involve many assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and other publicly available information. The industries in which we operate are subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the sections titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

This prospectus contains trademarks, service marks and trade names of Amaze and Fresh Vine, including their respective names and logos. Other trademarks, service marks and trade names referred to in this prospectus are the property of their respective owners.

Unless the context indicates otherwise, as used in this prospectus, the terms “Company,” “Amaze,” “we,” “us,” and “our” refer to Amaze Holdings, Inc. and its subsidiaries.

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PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus or incorporated by reference into this prospectus and does not contain all of the information that should be considered in making your investment decision. You should carefully read the entire prospectus, including the risks of investing in our common stock discussed under the heading “Risk Factors” contained herein and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our consolidated financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Our Company

Our business is currently organized in two reporting segments: E-commerce/Subscriptions and Wine Products.

The E-Commerce/Subscriptions segment operates a creator-focused, end-to-end commerce platform designed to streamline product sales, subscription offerings, and digital content delivery. Our tools support a diverse range of creators—from independent digital entrepreneurs to small businesses—by integrating storefront customization, payment processing, merchandising, and performance analytics.

We operate on an asset-light model, leveraging third-party resources, including custom and on-demand production facilities. This operational approach mitigates many risks associated with launching new brands, such as excess inventory and delays in product availability. By sourcing products from a network of geographically diverse suppliers, we reduce reliance on any single vendor and enhance the availability and flexibility of product inputs. We believe this is particularly crucial in today’s market, where there is a growing demand for local, just-in-time manufacturing solutions.

The Wine Product’s segment includes the sale of “Fresh Vine” wines across the United States and Puerto Rico through wholesale and direct-to-consumer (DTC) channels. Amaze’s core wine offerings are priced strategically to appeal to mass markets and sell at a list price between $15 and $25 per bottle.

September 2025 Convertible Note Transaction

On September 11, 2025, we entered into a securities purchase agreement (the “Purchase Agreement”) with three selling stockholders named in this prospectus, pursuant to which we issued to the selling stockholders approximately $4,143,234 in aggregate principal amount of our new senior secured original issue discount convertible promissory notes (the “Convertible Notes”) in exchange for approximately $3,043,234 of aggregate outstanding principal amount, plus accrued interest, of existing secured original issue discount notes held by them and $1,000,000 in cash to the Company. In addition, we entered into a registration rights agreement with the selling stockholders, pursuant to which we agreed to file a registration statement with the Securities and Exchange Commission (“SEC”) covering the resale of the shares of common stock issuable upon conversion of the Convertible Notes within 20 calendar days after the date of the Purchase Agreement. For more information regarding this transaction, see our Current Report on Form 8-K filed with the SEC on September 17, 2025 which is incorporated herein by reference.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation. Also, as an emerging growth company, we are only required to present two years of audited financial statements in our periodic reports.

In addition, the JOBS Act permits an emerging growth company to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies.

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We may take advantage of these exemptions until the earlier of the five year anniversary of the completion of our initial public offering or such time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.235 billion in annual gross revenues as of the end of our fiscal year, we have more than $700.0 million in market value of our common stock held by non-affiliates as of the end of our second fiscal quarter or we issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some or all of these reduced disclosure obligations.

We are also a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. We may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our common stock held by non-affiliates exceeds $250 million as of the prior June 30, or (2) our annual revenue exceeds $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the prior June 30.

Company Information

We were initially organized on May 8, 2019 as a Texas limited liability company under the name “Fresh Grapes, LLC.” In connection with our initial public offering, on December 8, 2021, we converted from a Texas limited liability company into a Nevada corporation and changed our name from Fresh Grapes, LLC to Fresh Vine Wine, Inc. On March 7, 2025, we acquired Amaze Software, Inc., a Delaware corporation (“Amaze Software”) pursuant to the Amended and Restated Agreement and Plan of Merger dated March 7, 2025 (the “Merger Agreement”), with Amaze Software becoming our wholly owned subsidiary. Effective March 24, 2025, we changed our name from Fresh Vine Wine, Inc. to Amaze Holdings, Inc. Our principal executive offices are located at 2901 West Coast Highway, Suite 200, Newport Beach, CA 92663, our telephone number is (855) 766-9463 and our website address is www.amaze.co. The information contained in or accessible through our website does not constitute part of this prospectus.

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THE OFFERING

Common stock offered by the selling stockholders Use of proceeds NYSE American symbol Risk factors

Up to 5,524,316 shares issuable upon conversion of the Convertible Notes.

While any shares of our common stock issued upon conversion of the Convertible Notes will reduce the amount of cash that we would otherwise have been required to pay to satisfy our obligations under the Convertible Notes, we will not receive any proceeds from the sale of the shares of common stock covered by this prospectus.

AMZE

See “Risk Factors” on page 4 of this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus for a discussion of factors you should consider before deciding to invest in shares of our common stock.

The number of shares of common stock offered by the selling stockholders pursuant to this prospectus represents 200% of the total number of shares issuable upon conversion of the Convertible Notes, based on a floor price of $1.50 per share. In no case will we issue in excess of 19.9% of our outstanding common stock, calculated as of September 11, 2025, without first receiving stockholder approval in accordance with applicable stock exchange rules.

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RISK FACTORS

 Investing in our common stock involves a high degree of risk. Prior to deciding whether to invest in our securities, you should carefully consider the risk factors set forth below and those in our filings with the SEC that are incorporated by reference herein, as well as other information we include or incorporate by reference into this prospectus. If any of these risks or uncertainties actually occur, our business, financial condition, results of operations or cash flow could be materially and adversely affected. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially adversely affect our business, financial condition, results of operations, liquidity and cash flows.

The sale of a substantial amount of our common stock, including resale of the shares of common stock by the selling stockholders in the public market, could adversely affect the market price of our common stock.

We are registering for resale 5,524,316 shares of our common stock issuable upon conversion of the Convertible Notes held by the selling stockholders. Sales of substantial amounts of our common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our common stock. We cannot predict if and when the selling stockholders may sell such shares in the public market.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents that we incorporate by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, including among others, statements regarding our expectations regarding revenues, expenses and needs for additional capital, our market opportunity and anticipated trends in our business and the markets in which we operate, are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project,” “may,” “can,” “will,” “would,” “could,” “should,” “plan,” “potential,” “continue,” the negatives thereof and other similar expressions.

Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that may cause our actual results, performance or achievements to differ materially from those expressed or implied by our forward-looking statements include, but are not limited to, the risks and uncertainties described in the documents incorporated herein by reference, including our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K, as applicable, and the other documents we file with the SEC that are deemed incorporated by reference into this prospectus.

These forward-looking statements are based on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

Moreover, we operate in an evolving environment. New risks and uncertainties may emerge from time to time, and it is not possible for management to predict all risks and uncertainties that may cause our actual results to differ materially from those projected in our forward-looking statements. These forward-looking statements speak only as of the date of this prospectus. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained in this prospectus after we distribute this prospectus, whether as a result of any new information, future events, changed circumstances or otherwise.

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USE OF PROCEEDS

All the shares of our common stock to be sold pursuant to this prospectus will be sold by the selling stockholders. While any shares of our common stock issued upon conversion of the Convertible Notes will reduce the amount of cash that we would otherwise have been required to pay to satisfy our obligations under the Convertible Notes, we will not receive any of the proceeds from such sales.

The selling stockholders will bear all fees, commissions and discounts, if any, attributable to the sales of shares and any transfer taxes. We will bear all other costs, expenses and fees in connection with the registration of shares of our common stock to be sold by the selling stockholders pursuant to this prospectus.

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BUSINESS

 Overview

On March 7, 2025, we completed the acquisition of Amaze Software, Inc. and its subsidiaries (“Amaze Software”). This marks a significant corporate transition and strategic pivot toward a platform-based digital commerce business focused on enabling creators and brands to monetize through direct audience engagement.

We operate in two segments: E-commerce/Subscriptions and Wine Products.

E-commerce/Subscriptions. The E-Commerce/Subscriptions segment operates a creator-focused, end-to-end commerce platform designed to streamline product sales, subscription offerings, and digital content delivery. Our tools support a diverse range of creators—from independent digital entrepreneurs to small businesses—by integrating storefront customization, payment processing, merchandising, and performance analytics.

Wine Products. We are a premier producer of low carb, low calorie, premium wines in the United States. We currently sell seven proprietary varietals: Cabernet Sauvignon, Pinot Noir, Chardonnay, Sauvignon Blanc, Rosé, Sparkling Rosé, and a limited Reserve Napa Cabernet Sauvignon. All varietals are produced and bottled in Napa, California. Our wines are distributed across the United States and Puerto Rico through wholesale and direct-to-consumer (DTC) channels.

Amaze E-Commerce Business

Amaze is an innovative software company dedicated to empowering creators by providing comprehensive software solutions and services that facilitate e-commerce, social commerce, and integrated commerce selling experiences.

Amaze’s software solutions can be accessed through our website at www.amaze.co and are seamlessly integrated with popular platforms such as YouTube, TikTok Shops, Twitch, Discord, OnlyFans, Linktree, and Beacons.io. These integrations enable users to activate their selling capabilities directly within their preferred social media environments, creating dynamic and engaging selling experiences. By leveraging global supply chain integrations with on-demand suppliers located in India, Australia, Mexico, the United States, and across Europe, Amaze allows sellers to operate without the burden of inventory carrying costs or significant upfront business setup expenses.

In addition to facilitating the creation of initial selling experiences for creators, Amaze offers a robust marketplace service through www.teespring.com, where creators can showcase and sell their products to a vast audience eager to purchase branded merchandise from millions of creators. This marketplace not only enhances visibility for creators but also provides a platform for them to monetize their unique offerings effectively.

Amaze’s pricing strategy is designed to be accessible, allowing new sellers to embark on their entrepreneurial journeys with no initial investment required. Creators can earn commissions on sales, enabling them to monetize their communities and gradually build their brands. This positions Amaze as an ideal launchpad for millions of creators seeking to diversify their revenue streams and establish a sustainable online presence.

Our marketing efforts are strategically focused on three core verticals. First, we target the Ideal Creator Profile (ICP), utilizing data analytics to identify creators with the highest potential for success on our platform. Second, we engage with the fans of these creators to drive awareness of new product launches and brand initiatives. Finally, we promote new products available for sale through the Amaze launcher, ensuring that creators have access to a diverse range of offerings that resonate with their audiences. Our marketing strategies are tailored to various verticals and demographics, taking into account factors such as platform, creator type, and geographic location.

Amaze operates on an asset-light model, leveraging third-party resources, including custom and on-demand production facilities. This operational approach mitigates many risks associated with launching new brands, such as excess inventory and delays in product availability. By sourcing products from a network of geographically diverse suppliers, Amaze reduces reliance on any single vendor and enhances the availability and flexibility of product inputs. This is particularly crucial in today’s market, where there is a growing demand for local, just-in-time manufacturing solutions.

In summary, Amaze is committed to fostering a vibrant ecosystem for creators, providing them with the tools, resources, and support necessary to thrive in the digital economy. Through our innovative software solutions, strategic partnerships, and comprehensive marketplace offerings, we are well-positioned to lead the way in empowering creators to achieve their entrepreneurial goals.

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History of Amaze Software, Inc.

Amaze Software has evolved through a dynamic journey of innovation, strategic pivots, and leadership transformation that exemplifies our commitment to growth and impact within the creator economy and digital commerce ecosystems. Our story begins in June 2011, when Amaze Software was founded as Benchrank, Inc. and subsequently renamed Famous Industries, Inc. in November 2011. Initially, Famous Industries operated as a mobile-first advertising agency, focusing on helping Fortune 500 companies navigate the burgeoning mobile advertising space and accelerate their marketing initiatives in an increasingly digital world. Over a decade, significant investments of more than $65 million were dedicated to developing proprietary software and technology aimed at revolutionizing the mobile advertising landscape. In September 2021, Aaron Day joined as Chief Executive Officer, and under Mr. Day’s leadership, Famous Industries rebranded to Amaze reflecting its new mission: empowering anyone to sell anything, anywhere with simple, scalable tools designed to bridge the worlds of creators and consumers.

Strategic Transformation and the Rise of the Creator Economy

As part of the Amaze pivot, the focus shifted to leveraging our proprietary technology to embrace and serve the rapidly expanding creator economy—a trillion-dollar global market where individuals and businesses monetize their passion, creativity, and personal brands. Creators are central to modern commerce, leveraging platforms like YouTube, TikTok, Instagram, and others to sell merchandise, offer services, and build direct-to-consumer relationships. This evolving ecosystem requires intuitive tools that democratize entrepreneurship, and Amaze rose to the challenge by offering seamless solutions for creators to build, operate, and scale digital storefronts.

To accelerate this transformation, two key strategic acquisitions were executed:

In November 2022, Amaze Software, through its newly formed and wholly owned subsidiary Amaze Holding Company LLC, acquired certain assets of Teespring Inc., a pioneer in the print-on-demand and creator merchandise space, that were rebranded as Spring by Amaze (“Spring”) a platform that empowers creators to design, produce, and sell custom merchandise directly to their audiences without needing complex logistics, inventory management, or upfront capital.

Alongside this, Amaze Software rebranded its core business-to-business (B2B) SaaS platform as Studio by Amaze (“Studio”), aimed at brands and entrepreneurs looking to create immersive and impactful ecommerce experiences. Together, Spring and Studio became Amaze Software’s two primary revenue-generating business arms, each uniquely positioned to serve complementary segments of the digital economy.

These foundational moves enabled us to create a diversified revenue base that supports both creators and businesses in the expanding ecommerce ecosystem.

In May 2023, Amaze Software acquired Baxter Collective Limited. This acquisition expanded Amaze Software’s technology stack, allowing us to deepen our capabilities and streamline operational efficiencies. With this transaction, both Baxter Collective Limited and its U.S. subsidiary, Baxter Collective Inc., became wholly-owned subsidiaries of Amaze Software.

Additionally, Amaze Software maintains two other wholly-owned subsidiaries: Famous Industries Pty. Ltd., an Australian entity initially formed to facilitate the employment of key talent and support international operations, and Amaze Creator Content Company LLC, formed in Delaware to support potential creator-focused acquisitions and continued strategic growth within the creator economy.

Innovating with the Teespring Marketplace

Continuing to build on its commitment to empowering creators, in December 2024 Amaze Software re-launched the www.teespring.com marketplace (“Teespring Marketplace”). This platform introduces an entirely new avenue of revenue generation for the Company while offering creators increased exposure in the competitive ecommerce ecosystem. Unlike individual storefronts, which rely on direct creator promotion, the Teespring Marketplace aggregates offerings into a single destination where consumers can discover, explore, and purchase products from multiple creators.

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The marketplace bolsters our value proposition for creators by providing access to a larger, more diverse buyer base while simplifying the purchasing process for consumers. We believe this new initiative not only enhances monetization opportunities for creators but also establishes a competitive edge for us in the rapidly evolving creator commerce space. Creators without existing storefronts can now seamlessly showcase and sell their merchandise, and consumers benefit from the discovery of unique creator-focused goods in one centralized digital marketplace.

Seasoned Leadership Team

Our leadership team brings expertise across technology, finance, operations, marketing, and the evolving creator content ecosystem.

Aaron Day, our Chief Executive Officer and Chairman of the Board, brings over two decades of executive leadership experience to Amaze, with a track record of successfully scaling companies across multiple industries, including technology and industrial manufacturing. Previously, Mr. Day served as CEO of several companies, including Trend, and held key leadership roles with organizations like Canva, where he contributed to its growth within the digital design space.

Danielle Pederson, our Chief Marketing Officer, leads Amaze’s marketing efforts with a focus on building global brand awareness, fostering creator engagement, and driving revenue growth. She brings a wealth of experience in both consumer and B2B marketing, leveraging her ability to connect cutting-edge technology with the needs of an evolving digital commerce landscape.

Willis Ha, our Vice President of People, oversees Amaze’s human resources and organizational strategy, which is to ensure the attraction, retention, and development of world-class talent. Mr. Ha previously served as Chief Administrative Officer for global e-commerce and manufacturing businesses, where he led workforce initiatives to support the distribution of consumer products to large-scale retailers and end consumers.

Employees & Facilities

We are committed to fostering a diverse, inclusive, and engaged workforce that is integral to our success in the creator content ecosystem and digital commerce space. As of August 26, 2025, we employ 39 full-time employees and engage 34 independent contractors, all of whom contribute to our mission of empowering creators to transform their ideas into thriving businesses. Our workforce spans the globe, offering a mix of remote and in-office work flexibility to accommodate varying needs and ensure alignment with both operational demands and employee preferences.

We lease office locations in Newport Beach, California, and Newport, Kentucky, where regionally based employees have the option to work in-person as needed. For our remote employees, we provide the flexibility to work from agreed-upon locations that best suit their productivity and lifestyle needs. By supporting hybrid and remote work arrangements, we aim to foster a culture of adaptability, inclusivity, and high performance.

Culture and Employee Development

By prioritizing and promoting a culture of inclusivity, collaboration, and professional growth, we believe we are able to better ensure our workforce remains engaged, productive, and aligned with our long-term objectives.

We also emphasize leadership development through structured human resource tools and training tailored for newly promoted managers. These programs are designed to enhance leadership skills, instill confidence, and equip managers with resources needed to excel in people management.

We recognize the importance of employee well-being, work-life balance, and mental health, as these factors are critical to sustaining a productive and happy workforce.

Training & Compliance

As part of our commitment to maintaining a safe, respectful, and compliant workplace, all employees are required to complete mandatory annual training programs that reflect evolving business and legal needs across all regions where we operate.

These programs are integral to fostering a workplace culture that prioritizes inclusivity, employee safety, and operational integrity.

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Strategy

We are committed to a strategic framework that aligns with our mission: “To empower anyone to sell anything, anywhere with simple tools that connect.” Our approach is centered around three key product development strategies: Anyone, Anything, and Anywhere.

Anyone

Our primary objective is to simplify the online selling process, making it as effortless as online purchasing. We aim to empower individuals of all skill levels—whether they are content creators, entrepreneurs, solopreneurs, or business owners—to create products, build brands, and sell online. As of 2024, over 450 million individuals identify as creators, and our goal is to provide them with the tools necessary to monetize their passions effectively.

To achieve this, we are making substantial investments in creator acquisition and enhancing the overall creator experience. Our platform features user-friendly, full-service software that enables creators to design and sell products while seamlessly integrating their stores with social media accounts to reach their audiences. Our comprehensive software solutions manage billing, shipping, and analytics, allowing creators to focus on what they do best: creating and engaging with their fans.

In addition to enhancing our proprietary software, we actively pursue strategic partnerships with leading design software companies, such as Adobe, to streamline the product design and branding processes for our creators. As the online community continues to grow, Amaze is positioned to serve as the commerce engine that fuels their growth and brand development.

Anything

Amaze recognizes that creators have diverse monetization avenues, primarily through (i) selling digital content, (ii) selling physical products and merchandise, and (iii) promoting products from other brands. Our strategy focuses on enhancing the first two avenues by expanding the range of products available for sale on our platform.

We have established a robust global supply chain capable of producing a wide variety of products on demand, enabling creators to sell at scale through the Amaze commerce platform. Our offerings range from t-shirts and mugs to keychains and posters, with integrations in countries including India, Australia, Mexico, the United States, and across Europe, facilitating production and shipping to over 100 countries.

To further enhance brand-building opportunities for creators, we offer custom product solutions that cater to unique needs beyond standard inventory. In October 2024, we announced a strategic partnership with Pietra Studios, granting our creators access to a network of approximately 50,000 custom manufacturers. This collaboration streamlines the production and shipping of bespoke items, significantly improving the experience for creators seeking to offer unique products to their customers.

Looking ahead, we are focused on expanding the “Anything” component of our offerings by continuing our global expansion and integrating third-party brands into our platform. We are also exploring technology innovations that will enable creators to resell third-party products through their Amaze stores, alongside pursuing synergistic acquisitions to enhance our product portfolio.

Anywhere

Amaze has developed integrations with popular platforms such as YouTube, TikTok, Twitch, Discord, Linktree, Beacons, and OnlyFans, allowing creators’ fans to access their Amaze stores directly from their content pages. This integrated commerce experience is consistent across multiple platforms, facilitated by our Store Drop technology, which enables sellers to create a unified ecommerce experience that connects with their audience within their communities.

The relaunch of the Teespring Marketplace in December 2024 further expands the concept of “Anywhere” by enhancing visibility and exposure for creators, buyers, and the Company. For the first time on the Amaze platform, a single webpage provides buyers and followers access to multiple creator offerings and sales listings simultaneously. This flexibility allows creators to experiment with ecommerce by posting sales listings on the Marketplace, enabling them to gauge interest before committing to a dedicated personal store linked to their online presence.

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As our business continues to scale, we are exploring new opportunities for creators to sell in brick-and-mortar retail venues, at live events, and in additional locations worldwide. These initiatives will drive Amaze’s growth and enhance our value proposition for millions of sellers globally.

Trends in Market Demand and Competitive Conditions

The creator economy is experiencing unprecedented growth, with projections indicating that social commerce, live shopping, and integrated commerce will expand from an estimated $450 billion global market in 2025 to a multi-trillion dollar market by 2027 based on Goldman Sachs, eMarketer and other industry standard reports and research firms. This rapid expansion is driven by the increasing number of individuals identifying as creators—estimated at over 450 million globally—who are leveraging digital platforms to monetize their content and engage with audiences. Major global platforms such as YouTube, Google, Meta, X (formerly Twitter), LinkedIn, TikTok, and Snap are increasingly competing with traditional e-commerce giants like Amazon and eBay, reshaping the landscape of online commerce.

We operate within this dynamic environment, where we face a limited number of competitors, with Shopify being our most significant rival in the Studio and Spring segments. Shopify boasts over one million seller stores and has achieved substantial global scale. In contrast, our smaller regional competitors, such as Spread Shop in Europe, FourthWall in the United States, and Café 24 in South Korea, operate more like technology agencies than comprehensive technology platforms. While these competitors occasionally attract clients from Amaze, our robust top-of-funnel strategies enable us to onboard millions of new creators annually, maintaining a strong growth trajectory.

In the Teespring Marketplace, the competitive landscape is highly fragmented, with primary competitors including Etsy, Redbubble, Zazzle, Spreadshirt, and Teepublic. As we expand this business line, we anticipate shifts in the competitive dynamics, necessitating ongoing innovation and adaptation.

Currently, we sell products in over 100 countries through a network of global suppliers located in India, Australia, Mexico, the United States, and Europe. However, we have only begun to tap into the vast potential of the global market. Notably, China represents the largest market for social and live stream commerce, with trillions of dollars in sales occurring through similar channels. While we have not yet penetrated the Chinese market, we are making significant strides in other international markets. Since the relaunch of Amaze Software in 2021, we have grown to over 14 million users who have designed products, created selling experiences, and integrated their stores into various social platforms and live streaming content. Our records indicate that over 1.2 billion unique IP addresses have visited Amaze creators’ stores since 2021, underscoring the platform's reach and engagement.

Amaze Competitive Strengths and Technology Differentiators

Amaze differentiates itself from competitors through several key strengths and technological advantages. Our platform not only provides front-end software that enables creators to start selling but also features a privately built network of integrated suppliers. This infrastructure allows us to offer highly competitive pricing to millions of creators, streamlining the selling process.

Our platform is designed to be simple and cost-effective for creators. They can create a design and post it for sale, while Amaze manages all logistics, ensuring that the proceeds from sales are deposited directly into the creator’s bank account. This user experience contrasts sharply with Shopify, which operates on an app store model that requires creators to engage with multiple third-party companies to complete their product offerings. While we collaborate with partners like Stripe for payment processing, our creators do not need to integrate any third-party software, download additional applications, or manage relationships with external vendors. We handle all backend operations, allowing us to align our success with that of our creators—our revenue is primarily generated when our creators succeed.

Amaze Creator Acquisition, Retention, and Expansion

We have cultivated a vibrant community of millions of creators on our platform, adding thousands of new creators daily from diverse global markets. Creator activity varies widely, with some launching products infrequently while others introduce new offerings daily. Importantly, creators on the Amaze platform cannot self-deactivate their accounts; they must contact us to close their stores. This policy minimizes store closures and allows us to focus on customer retention and re-engagement over time. Even if a creator temporarily halts product launches, their store remains active and discoverable, continuing to attract fan traffic. If a fan makes a purchase, the creator can access their profits at any time.

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We acquire creators through various channels, including integrations with social media platforms, link-in-bio tools, referrals, organic traffic, and targeted paid media campaigns. This multifaceted approach ensures a steady influx of new creators, reinforcing our position in the rapidly evolving creator economy.

Our Platform & Operations

We operate the website www.amaze.co, which serves as the primary platform for our two flagship products: Studio by Amaze (“Studio”) and Spring by Amaze (“Spring”).

Studio by Amaze

Studio is our proprietary design platform that empowers creators to craft visually appealing designs for their merchandise, encompassing everything from logos and branding to custom artwork. Through our strategic partnership and integration with Adobe, creators gain access to the advanced design capabilities of Adobe Creative Cloud, complementing the powerful native design tools available within the Studio platform. Once creators finalize their designs using Studio, these creations seamlessly populate their Spring storefronts, facilitating a unique and engaging selling experience for their fans.

Spring by Amaze

Spring is our proprietary e-commerce platform that enables creators to establish custom storefronts that authentically represent their brands. Each storefront showcases the products and designs created in Studio, allowing creators to sell directly to their audience. Our platform integrates with popular social media sites, creating a cohesive commerce experience across multiple platforms through our Store Drop technology. This integration allows sellers to build a unified e-commerce presence, connecting with their fans within their communities.

Teespring Marketplace

The Teespring Marketplace is the latest addition to the Amaze ecosystem, providing a centralized location where buyers and fans can access merchandise from a diverse array of creators. Products listed on Spring stores can also be featured on the Marketplace, while creators have the flexibility to post individual items for sale without the necessity of a Spring store. This innovative approach enhances visibility and exposure for creators, driving acquisition and engagement.

Technology Infrastructure

Our core technology is hosted in the cloud on Amazon Web Services (AWS), ensuring scalability, reliability, and security. Our operations are supported by dedicated in-house engineering and operations teams with extensive experience in managing and optimizing our platforms.

The technology stack that underpins the Amaze platforms is entirely owned by us and was developed using a combination of Ruby on Rails, TypeScript, JavaScript, and Node.js. Each of these technologies plays a critical role in our platform's functionality:

•	Ruby on Rails: Known for its convention-over-configuration philosophy, Ruby on Rails accelerates development through its extensive libraries, built-in tools, and efficient code reuse. This framework is particularly well-suited for rapid prototyping and the development of minimum viable products (MVPs).

•	TypeScript: Enhancing JavaScript, TypeScript introduces static typing, which improves code readability, reduces errors, and facilitates collaboration in large-scale projects. This leads to more maintainable and robust codebases.

•	JavaScript: As the backbone of web development, JavaScript ensures dynamic and interactive user experiences across various browsers and platforms, enabling rich client-side functionality.

•	Node.js: Extending JavaScript’s capabilities to the server side, Node.js supports event-driven, non-blocking architectures, making it ideal for real-time applications and high-performance APIs.

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Together, these technologies create a powerful ecosystem for building end-to-end solutions that prioritize speed, maintainability, and scalability. The Amaze technology stack provides a robust, flexible, and scalable foundation for modern software development, enabling us to continuously innovate and enhance our offerings in the creator economy.

We are dedicated to providing a comprehensive platform that empowers creators to succeed in the evolving digital landscape. Our commitment to leveraging advanced technology and fostering an integrated commerce experience positions us as a leader in the creator content ecosystem, driving growth and value for our users and stakeholders.

Revenue Model

Our core customers are the creators—individuals or entities that produce visual content intended for consumption or sharing across online, social, news, or other digital platforms. Our mission is to connect these creators with their fans, businesses with customers, and content engines with consumers, thereby facilitating a vibrant ecosystem that empowers creativity and commerce.

Core Revenue Streams

We generate revenue through two primary streams:

1.      Merchandise Creation and Sales

The first revenue stream arises from the creation and sale of merchandise by creators utilizing our Spring and Studio platforms. When creators design and sell products, we earn revenue through the wholesale prices charged for these products. Creators set the retail prices for their merchandise, and we pay out the difference between the retail and wholesale prices to the creators. This model ensures that every sale contributes to our revenue, aligning our success with that of our creators. This revenue stream constitutes the bulk of our income; however, it is subject to seasonal fluctuations, particularly with increased sales during the fourth quarter as holiday shopping intensifies.

 2.      Subscription Fees

The second revenue stream comes from subscription fees associated with listing products from Spring stores on the Teespring Marketplace and accessing premium features. Our Studio platform operates on a freemium model, where basic access is free, but creators must pay a subscription fee to unlock premium features. Similarly, while access to the Spring platform is free, certain premium functionalities, such as custom domain name registration, require a subscription. Creators who wish to cross-list their products on the Teespring Marketplace must also pay a subscription fee, with options for monthly or annual billing. Additionally, premium placement and advertising benefits on the Marketplace are available through subscription, further enhancing our revenue potential.

Intellectual Property

Proprietary Rights

We rely on a robust framework of intellectual property (IP) protections, including copyright, patent, trademark, and trade secret laws, as well as license and non-disclosure agreements, to establish and safeguard our proprietary rights. Our diversified portfolio includes approximately 10 issued patents in the United States and internationally, and we are committed to pursuing additional patents in the future. The patents we hold generally maintain a term of twenty years from the date of filing. These patents primarily cover innovations related to our products and services.

In addition to our patents, we have secured several trademarks and copyrights for various marks and products across multiple jurisdictions, including the United States, Australia, the European Union, Vietnam, the United Kingdom, India, and other regions. We actively take measures to protect our intellectual property from infringement; however, we acknowledge that effective copyright and trade secret protections may be limited in certain foreign markets. While the protection of our intellectual property is vital to our success, our overall business model is not significantly dependent on any single patent, copyright, trademark, or license.

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As part of our customer, partner, and licensing agreements, we often provide indemnification to our counterparties in the event that licensed products infringe upon third-party intellectual property rights. Our IP portfolio encompasses the design and development of computer hardware and software, as well as Platform as a Service (PaaS) offerings featuring software platforms for custom clothing design. Additionally, our patents support Software as a Service (SaaS) solutions that detect, log, review, analyze, monitor, and respond to unauthorized third-party uses of users’ intellectual property. Our IP is integral to our online retail store services, which feature a wide variety of consumer goods, including promotional merchandise and custom imprinted apparel.

We own three key software products: the SPRING social commerce platform for creators, the STUDIO digital page builder, and the TEESPRING MARKETPLACE e-commerce platform. These products are designed to empower creators within the burgeoning creator content ecosystem, enabling them to monetize their creativity and connect with their audiences effectively.

Given our reliance on third-party intellectual property, we may occasionally need to defend against claims that our customers’ use of our products infringes on these third-party rights. We license software and other intellectual property from third parties for inclusion in our products and platforms.

Domain Names

Our primary domain name is “amaze.co,” registered with Gandi SAS and listed as owned by Famous Industries, Inc. Recently. we acquired the domain name “amaze.com,” with the goal of migrating to the latter in lieu of amaze.co, as applicable. Additionally, we own thousands of domain names associated with each creator store on our platform, further enhancing our brand presence and accessibility in the digital marketplace.

Partner Agreements, Software Development, and Licensing Agreements

We typically license our intellectual property to customers under non-exclusive license agreements that restrict the use of our IP to specified purposes. In certain cases, our partners grant us limited, non-exclusive, non-transferable, revocable rights to use their IP as part of influencer campaigns. In other instances, there is a mutual grant of a non-exclusive, royalty-free, non-sublicensable, revocable, worldwide license to use, reproduce, publish, and print the names and logos provided by us and our partners to fulfill our contractual obligations.

In most of our software development agreements, we reserve the right to own all title, rights, and interests in all materials, software, and other works created by the developers. The developers typically grant us perpetual, irrevocable, worldwide, non-exclusive, sublicensable rights to exercise any rights necessary to support our use and exploitation of the developed software.

Regulatory Environment

As a company operating in the digital landscape, we are subject to a complex and evolving regulatory environment characterized by a growing number of local, national, and international laws and regulations. These laws can be intricate, often conflicting, and subject to rapid change, presenting significant challenges to our global operations. The regulatory framework governing our business encompasses various areas, including payment processing, consumer protection, data privacy, and e-commerce practices, all of which are critical to our success in the creator content ecosystem.

Legal Framework and Compliance Challenges

We are subject to a multitude of regulations that govern our operations, including U.S. federal and state laws, European Union directives, and other national laws. These regulations address key areas such as:

•	Payment Processing: Laws governing how payments are processed, including anti-money laundering (AML) and know-your-customer (KYC) requirements, which are essential for maintaining the integrity of financial transactions.

•	Consumer Protection: Regulations that protect consumers from unfair and deceptive trade practices, ensuring transparency and fairness in our dealings with creators and customers.

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•	Sales Tax Compliance: Laws that dictate when and how sales or other taxes must be collected, which can vary significantly by jurisdiction.

•	Defamation and Content Regulation: Laws related to defamation that apply to online content, which differ by country and can impact how creators engage with their audiences.

The increasing regulation of e-commerce worldwide poses additional compliance burdens and costs for both us and the creators who utilize our platforms. Non-compliance with these regulations could expose us to significant liabilities, including fines and legal actions. Furthermore, as we operate internationally, we must adhere to various laws associated with conducting business outside the United States, including anti-corruption and export control laws.

Privacy and Security Regulations

Given that we collect personal information from individuals, we are subject to a range of data privacy and security regulations. These include, but are not limited to:

•	U.S. State Privacy Laws: Various state laws that govern the collection, use, and protection of personal information.

•	General Data Protection Regulation (GDPR): A comprehensive European regulation that sets stringent requirements for data protection and privacy.

•	California Consumer Privacy Act (CCPA): A state law that enhances privacy rights and consumer protection for residents of California.

In response to these regulations, we have implemented a robust framework of technological safeguards, processes, and contractual provisions to ensure compliance. Our global privacy policy outlines our commitment to handling personal information responsibly, and we conduct regular training for our employees to ensure they understand and comply with applicable privacy laws. Additionally, we engage a third-party specialist to evaluate our systems and ensure compliance with relevant regulations.

Cybersecurity and Data Protection

We employ a comprehensive array of data security technologies, processes, and methods to protect our systems and sensitive information from unauthorized access. Our cybersecurity framework is built on industry best practices and relevant legal requirements, including:

•	Identity and Access Management: We implement multifactor authentication and strict access controls to safeguard sensitive data.

•	Security Information and Event Management (SIEM): We utilize advanced tools to monitor and respond to potential security threats in real-time.

•	Integrated Information Security Framework: Our framework includes policies, standards, procedures, and documentation that guide our cybersecurity practices.

We classify information into four categories to apply appropriate controls and safeguards, ensuring that sensitive data is protected across all areas of our business, including cloud environments, data centers, and applications. Our cybersecurity program encompasses all aspects of our operations, including vendor management, disaster recovery, and business continuity planning.

To further enhance our security posture, we collaborate with external cybersecurity experts and employ certified cybersecurity professionals who leverage a variety of third-party tools to secure our information infrastructure. We also provide training programs to our employees to help them recognize and mitigate risks associated with data security.

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Commitment to Data Privacy and Consumer Rights

We recognize the importance of personal identifiable information (PII) in building customer trust. All PII collected is safeguarded using AES-256-bit encryption at the database level, ensuring secure storage and protection from unauthorized access. We also implement multiple layers of SSL/TLS protection for data transmitted over the internet, securing information during its transfer.

In partnership with Stripe, a leader in payment processing, we ensure that sensitive financial information is protected throughout the transaction process. Our commitment to data privacy extends to empowering individuals with control over their personal information. Under GDPR, we uphold individuals' rights to access, correct, and delete their data when applicable. Similarly, the CCPA grants California residents the right to know what personal data is collected, to whom it is sold, and the ability to opt out of the sale of their personal information.

Fostering Trust and Transparency

We are committed not only to meeting legal requirements but also to fostering trust and confidence with our customers by treating their personal information with the utmost care and respect. We strive to create a secure environment where individuals feel safe sharing their data, knowing that we are diligently working to protect their rights and privacy.

The regulatory environment in which Amaze operates is complex and continually evolving, particularly within the context of the creator content ecosystem. By proactively addressing regulatory challenges and implementing robust compliance measures, we position ourselves to navigate this landscape effectively. Our commitment to data privacy, cybersecurity, and consumer rights not only ensures compliance but also enhances our reputation as a trusted partner for creators and customers alike.

Wine Business

We are a premier producer of low carb, low calorie, premium wines in the United States. Founded in 2019, we bring an innovative “better-for-you” solution to the wine market. Offering bold, crisp, and creamy wines that embody health, warmth, and a deeper connection to wellness and an active lifestyle, we offer a unique and innovative collection of today’s most popular varietals. We currently sell seven proprietary varietals: Cabernet Sauvignon, Pinot Noir, Chardonnay, Sauvignon Blanc, Rosé, Sparkling Rosé, and a limited Reserve Napa Cabernet Sauvignon. All varietals have been produced and bottled in Napa, California.

Our Cabernet Sauvignon was awarded 92pt Gold Medal by The Tasting Panel Magazine, Double Gold Medal by 2023 Rodeo Uncorked! International Wine Competition and the Silver Medal by 2023 Sunset International Wine Competition.

Our Limited Napa Cabernet Sauvignon Reserve received 92pt by James Suckling.

Our Pinot Noir was awarded a Gold Medal by the 2023 San Francisco Chronicle Wine Competition, a 86 pt Silver Medal by 2023 Sommeliers Choice Awards, a Silver Medal by 2023 Rodeo Uncorked! International Wine Competition, Bronze by 2022 Sommeliers Choice Awards and Bronze Medal by TEXSOM Awards.

Our Rosé was awarded Silver Medal by Wine Enthusiast 2023, a Silver Medal by 2022 Sommeliers Choice Awards, a Bronze Medal by 2023 Rodeo Uncorked! International Wine Competition and Bronze Medal by the TEXSOM Awards.

Our Brut Rosé was awarded a 94pt Gold Medal by 2023 Sunset International Wine Competition and a 90pt Gold Medal by 2023 Sommeliers Choice Award.

Our Sauvignon Blanc was awarded a 2023 Wine Enthusiast “Best Buy” Award, a Silver Medal by 2023 Sommeliers Choice Award, and Silver Medal by 2023 Rodeo Uncorked! International Wine Competition.

Our Chardonnay was awarded 90pt by 2023 Sommeliers Choice Award.

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Our wines are focused on the affordable luxury segment. Importantly, our wines stand out in the luxury wine market because they address the preferences of our target demographic of consumers with moderate to affluent income and with a desire to pursue a healthy and active lifestyle for a low-calorie, low-carb, gluten-free product, while concurrently delivering the quality and taste profile of a premium wine brand. This allows us to position our wines in the “better for you” segment that seeks to appeal to consumers’ emphasis on a healthy lifestyle. While we believe our product offerings have mass appeal among all consumers of affordable luxury wines, we have positioned the Company brand as a complement to the healthy and active lifestyles of younger generation wine consumers.

Our core wine offerings are priced strategically to appeal to mass markets and sell at a list price between $15 and $25 per bottle - price points that support a premium product strategy, appeal to mass markets, and allow us to offer significant value across all consumer distribution channels. Given the Company’s brand “better-for-you” appeal and overall product quality, we believe that it presents today’s consumers with a unique value proposition within this price category.

 Our wines are distributed across the United States and Puerto Rico through wholesale and direct-to-consumer (DTC) channels. We are able to conduct wholesale distribution of our wines in several states. As of June 1, 2025, we hold relationships with wholesale distributors in 11 states. We are working with leading distributors, including Southern Glazer’s Wine & Spirits (SGWS), Johnson Brothers, and Republic National Distributing Company (RNDC), to continue and expand our presence across the contiguous United States.

Our DTC channel enables us to sell wine directly to the consumer at full retail prices. Although these prices are consistent with our suggested retail prices (SRPs), we incur two mark-ups of approximately 30% each for our distributor and retail partners when selling wine through our wholesale distribution channel, therefore directly reducing our revenue and margins. Because the DTC channel provides significantly higher margins than sales generated through wholesale distributors, we intend to further invest in DTC capabilities to ensure it remains an integral part of our business. We also believe continued investment in DTC technologies and capabilities are critical to maintaining an intimate relationship with our customers, which is becoming increasingly digital. In addition, we also sell through alternative DTC sales platforms, such as ecommerce marketplaces, product aggregators and virtual distributors, all of which have experienced significant recent growth, as well as sales through home delivery services.

We do not own or operate any vineyards. Instead of cultivating our own grapes, we have used Fior di Sole, a third-party supplier, to source grapes. This allows us to leverage our supplier’s broad network of vendor relationships and purchasing power to negotiate favorable cost structures. Because our supplier procures product inputs on our behalf, including bulk juice, we do not currently engage directly with grape growers (“growers”) or bulk distributors of juice (“bulk distributors”). As a result, we have limited front-end supply chain visibility. This is a strategy by design that we believe provides us with access to diversified growers and large distributors, which reduces our reliance upon any single vendor and mitigates our exposure to droughts, wildfires, spoilage, contamination and other supply side risks common to the wine industry.

Our supplier procures grapes and/or juice for our existing varietals from California. This juice is then stored in Napa until time of production, at which point it is made available for blending and bottling processes at our Napa Valley production and bottling facility. This is significant in that both blending and bottling must occur within Napa to be considered produced and bottled in Napa — a distinctive product attribute that adds significant production value to our brand in the eyes of consumers. However, wine produced by the Company will only be labelled with a Napa Valley appellation of origin if it is produced from grapes grown in the Napa Valley American Viticultural Area (AVA). The labels for the Company’s core wines identify California as the appellation of origin.

Our asset-light operating model allows us to utilize third-party assets, which includes third party land and production facilities. This approach helps us mitigate many of the risks associated with agribusiness, such as isolated droughts or fires. Because we source product inputs from multiple geographically dispersed vendors, we reduce reliance on any one vendor and benefit from broad availability/optionality of product inputs. This is particularly important as a California-based wine producer where droughts or fires can have an extremely detrimental impact to a company’s supply chain if not diversified.

Our Strengths

Differentiated Product Offerings - Premium, Napa Valley Wines within the “Better-For-You” Segment

We offer wines that are differentiated from those sold by other wine producers operating within the better-for-you segment of the affordable luxury category based on our premium quality, our association with an award-winning winemaker and our Napa Valley based state of the art production.

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•	Premium Wines. Premium wines are differentiated from other varietals based on consumers’ perception and expectation that they are of exceptional quality. We have developed a proprietary winemaking process that produces superior quality and taste in the affordable luxury wine category based on consumer preferences data, direct consumer feedback and careful market research. Importantly, our current wines stand out in the luxury wine market because they address consumers’ growing preference for a less-calorie, less-carb, less sugar and gluten-free option, while concurrently delivering the quality and taste profile of a premium wine brand.

•	Award-Winning Winemaker. We conducted an international search to find an accomplished winemaker who shared the Fresh Vine Wine vision and have entered into an agreement with Jamey Whetstone, an established, award winning winemaker from Napa Valley, to develop our wines. Consulting with the Fresh Vine Wine brand compliments Mr. Whetstone’s lifestyle as an active surfer, skier, and all-around outdoorsman. His passion for winemaking is mirrored by his passion for adventure, and he too wanted to create a better-for-you wine that customers can be proud to bring to the table for any occasion. We believe it is unique for a high-profile winemaker like Mr. Whetstone to attach his name and reputation to a brand in the better-for-you wine segment, and we believe that Mr. Whetstone’s association with our brand increases consumer awareness and speaks to the quality of our varietals.

•	Produced and Bottled in Napa Valley. Importantly, we are able to market our wines as being produced and bottled in Napa Valley, California. We believe that this designation impacts consumption decisions of many wine drinkers, as Napa Valley-produced wines are considered by many to be a sign of superior production quality. However, wine produced by us will only be labelled with a Napa Valley appellation of origin if it is produced from grapes grown in the Napa Valley American Viticultural Area (AVA). The labels for our existing wines identify California as the appellation of origin. Currently, this only applies to our Reserve wine.

Capital-Efficient and Scalable Operational Structure

We have strategically structured our organization and operations to minimize our capital investment requirements while maintaining flexibility to rapidly scale our production capabilities to meet consumer demands. We do this by utilizing internal capabilities while leveraging a network of reputable third-party providers with industry experience and expertise that we use to perform various functions falling outside our internal core competencies.

Production and Bottling on an Alternating Proprietorship Basis

We contracted with Fior di Sole, an industry leading packaging innovation and wine production company based in Napa Valley, California, to serve as a “host winery” and to occupy a portion of its production and warehouse facility and utilize its production equipment on an alternating proprietorship basis. Under this arrangement, we used capacity at Fior di Sole’s production facility at times mutually convenient to us and Fior di Sole to produce and bottle our wines for an initial set-up fee and a recurring monthly fee. Fior di Sole was responsible for keeping its production equipment in good operating order. When the alternating premises was operated by or used on behalf of our company, it was operated pursuant to our federal basic permit and California winegrower’s license. Under our agreement with Fior di Sole, we were solely responsible for managing and conducting our own winemaking activities and we made all production decisions relating to our wines. However, we could have requested the use of Fior di Sole’s personnel to perform crush, fermentation, blending, cellar, warehousing, barrel topping and/or bottling services for additional fees. This arrangement had allowed us to commence our operations and build the Fresh Vine Wine brand without having to incur the considerable overhead costs involved with the purchase or full-time lease of a production facility. The term of the agreement commenced in July 2019, had an initial term of one year and automatically renews for additional one-year terms unless either party provides 90 days written notice to the other of its intent to terminate at the end of the then current term. Either party may terminate the agreement upon 30 days written notice if the other party is in violation of any law or regulation that renders it impossible to perform its obligations under the agreement for a period of greater than 30 days, makes an assignment for the benefit of creditors or files for bankruptcy protection, or is in material breach of its obligations under the agreement and such failure to perform is not cured within 30 days of written notice from the other party.

Licensing, Tax and Regulatory Compliance

We have contracted with a third-party to manage our regulatory licensing and compliance activities. We maintain licenses that enable us to distribute our wine to all 50 states, and to sell direct-to-consumer from our e-commerce website in 48 states. We currently utilize software tools available to the industry and work with our license compliance service provider to navigate and manage the complex state-by-state tax and other regulations that apply to our operations in the alcoholic beverage industry. This has enabled us to reduce the administrative burden of tax compliance, reporting and product registration.

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We believe that leveraging our network of supply chain and compliance partners, consultants and service providers enables us to avoid potential costly and lengthy delays on nearly every aspect of our business, from grapes to packaging materials, and will accelerate our return on capital due to our limited need to procure expensive equipment, real estate, and other capital-intensive resources.

Sales and Marketing Strategy

Omni-Channel Marketing Approach

Today’s consumers interact with brands through many channels, from traditional media to social media and other digital channels, and through various in-person and online purchasing methods. In order to build the visibility of our brand and create a grassroots consumer following to support our DTC distribution channel, we have employed a strategic omnichannel marketing approach that we believe allows us to engage with our target consumers on their terms to expand and deepen their recognition of our brand. In addition to other mass market promotional activities, our marketing strategy also utilizes modern techniques, efficiency measures, and channels not commonly seen in the wine industry, including a combination of social media lifestyle and wine influencer activities, through which brand ambassadors or “influencers” may conduct promotional activities through our or their own social media channels including, but not limited to, Twitter, Facebook, Instagram, Snapchat, YouTube and Pinterest, among others.

As we expand our marketing presence and drive visibility through traditional and modern marketing methods, we expect to build awareness and name recognition for Fresh Vine Wine in consumers’ minds. Brand awareness will be built substantially through social media channels.

Labelling and Innovative Packaging Initiatives

We believe wine labelling can have a big impact on consumers’ purchasing practices. We conduct market research to validate the consistency of our wine labels with our brand narrative. Packaging also continues to be a key driver of brand perception, and we are exploring “active lifestyle packaging” alternatives to traditional bottling that provides an opportunity for our customers to enjoy Fresh Vine Wines in non-traditional settings now and for future years, including bottles with screw-off caps, aluminum cans, and smaller size bottles and cans that can be taken on-the-go and are ideal for in-store point of purchase sales.

Engagement with Industry Experienced Third Party Vendors

In October 2022, we executed a strategy that is aimed at amplifying cash preservation initiatives while continuing to focus on accelerating sales growth. The plan resulted in the termination of ten employees on our internal sales team and the engagement of a third party sales and distribution management company positioned to more efficiently and effectively facilitate current and future product sales. In addition, we engaged a reputable third party vendor to manage marketing initiatives and drive growth primarily within our Direct-to-Consumer sales channel.

Our Strategy for Growth

We intend to execute the following strategies to gain brand and product visibility and increase sales and market share:

•	Continue to establish brand visibility, awareness and credibility through mass and micro marketing tactics and association with other strong brands. These range from organic to paid media.

•	Continue to build grass roots demand through high visibility sales and marketing activities that promote high margin DTC and home delivery sales channels, including continued investment in DTC technologies and capabilities that are critical to maintaining an intimate relationship with consumers.

•	Expand our U.S.-based wholesale and retail distribution network by leveraging our product and brand differentiation, the emerging better-for-you category and to provide distribution partners with a differentiated value proposition.

•	Pursue distribution of our wines internationally.

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•	Embrace disruptive technologies and customer trends, and explore and expand partnerships with other organizations investing in customer-centric technologies, such as home delivery, third party wine clubs and evolving alternative DTC purchasing methods, such as ecommerce marketplaces, product aggregators and virtual distributors.

•	Expand and strengthen key supply chain relationships, including with current and future juice suppliers, bottlers, materials suppliers, and dry goods suppliers, to establish a diversified portfolio of partners across all areas of our supply chain and to maintain effective capital management.

•	Continue to add to the Fresh Vine Wine product portfolio by developing new varietals that fit within the better-for-you category and are consistent with our existing brand.

•	Capitalize on upward price mobility - While many other wine companies are experiencing downward price pressure to enter the coveted under $30 category, our wines currently sell for suggested retail prices ranging from $15 to $25 per bottle.

•	Develop additional wine brands by replicating the strategies used to build the Fresh Vine Wine brand via business service line agreements.

Competition

The wine industry and alcohol markets generally are intensely competitive. Our wines compete domestically and internationally with other premium or higher quality wines produced in Europe, South America, South Africa, Australia and New Zealand, as well as North America. Our wines compete on the basis of quality, price, brand recognition and distribution capability. The ultimate consumer has many choices of products from both domestic and international producers. Our wines may be considered to compete with all alcoholic and non-alcoholic beverages.

At any given time, there are more than 400,000 wine choices available to consumers, differing with one another based on vintage, variety or blend, location and other factors. Accordingly, we experience competition from nearly every segment of the wine industry. Additionally, some of our competitors have greater financial, technical, marketing and other resources, offer a wider range of products, and have greater name recognition, which may give them greater negotiating leverage with distributors and allow them to offer their products in more locations and/or on better terms than us. Nevertheless, we believe that our brand offerings, scalable infrastructure and relationships with one of the largest domestic distributors will allow us to continue growing our business.

IT Systems

We rely on various IT systems, owned by us and third parties, to effectively manage our sales and marketing, accounting, financial, legal and compliance functions. Our website is hosted by a third party, and we rely on third-party vendors for regulatory compliance for order processing, shipments, and e-commerce functionality. We believe these systems are scalable to support our growth plans. We recognize the value of enhancing and extending the uses of information technology in our business.

Regulatory Matters

Regulatory framework

We, along with our contract growers, producers, manufacturers, distributors, retail accounts and ingredients and packaging suppliers, are subject to extensive regulation in the United States by federal, state and local government authorities with respect to registration, production processes, product attributes, packaging, labelling, storage and distribution of wine and other products we make.

We are also subject to state and local tax requirements in all states where our wine is sold. We monitor the requirements of relevant jurisdictions to maintain compliance with all tax liability and reporting matters. In California, we are subject to a number of governmental authorities, and are also subject to city and county building, land use, licensing and other codes and regulations.

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Alcohol-related regulation

We are subject to extensive regulation in the United States by federal, state and local laws regulating the production, distribution and sale of consumable food items, and specifically alcoholic beverages, including by the TTB and the FDA. The TTB is primarily responsible for overseeing alcohol production records supporting tax obligations, issuing wine labelling guidelines, including grape source and bottle fill requirements, as well as reviewing and issuing certificates of label approval, which are required for the sale of wine through interstate commerce. We carefully monitor compliance with TTB rules and regulations, as well as the state law of each state in which we sell our wines. In California, where most of our wines are made, we are subject to alcohol-related licensing and regulations by many authorities, including the ABC. ABC agents and representatives investigate applications for licenses to sell alcoholic beverages, report on the moral character and fitness of alcohol license applicants and the suitability of premises where sales are to be conducted and enforce California alcoholic beverages laws. We are subject to municipal authorities with respect to aspects of our operations, including the terms of our use permits. These regulations may limit the production of wine and control the sale of wine, among other elements.

Employee and occupational safety regulation

We are subject to certain state and federal employee safety and employment practices regulations, including regulations issued pursuant to the U.S. Occupational Safety and Health Act (“OSHA”), and regulations governing prohibited workplace discriminatory practices and conditions, including those regulations relating to COVID-19 virus transmission mitigation practices. These regulations require us to comply with manufacturing safety standards, including protecting our employees from accidents, providing our employees with a safe and non-hostile work environment and being an equal opportunity employer. In California, we are also subject to employment and safety regulations issued by state and local authorities.

Environmental regulation

As a result of our wine production activities, we and certain third parties with which we work are subject to federal, state and local environmental laws and regulations. Federal regulations govern, among other things, air emissions, wastewater and stormwater discharges, and the treatment, handling and storage and disposal of materials and wastes. State environmental regulations and authorities intended to address and oversee environmental issues are largely state-level analogues to federal regulations and authorities intended to perform the similar purposes. In California, we are also subject to state-specific rules, such as those contained in the California Environmental Quality Act, California Air Resources Act, Porter-Cologne Water Quality Control Act, California Water Code sections 13300-13999 and Title 23 of the California Administrative Code and various sections of the Health and Safety Code. We are subject to local environmental regulations that address a number of elements of our wine production process, including air quality, the handling of hazardous waste, recycling, water use and discharge, emissions and traffic impacts.

Labelling regulation

Many of our wines are identified by their appellation of origin, which are among the most highly regarded wine growing regions in the world. An appellation may be present on a wine label only if it meets the requirements of applicable state and federal regulations that seek to ensure the consistency and quality of wines from a specific territory. These appellations designate the specific geographic origin of most or all (depending on the appellation) of the wine’s grapes, and can be a political subdivision (e.g., a country, state or county) or a designated viticultural area. The rules for vineyard designation are similar. Although we expect that most of our labels will maintain the same appellation of origin from year to year, we may choose to change the appellation of one or more of our wines from time to time to take advantage of high-quality grapes in other areas or to change the profile of a wine.

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Privacy and security regulation

We collect personal information from individuals. Accordingly, we are subject to several data privacy and security related regulations, including but not limited to: U.S. state privacy, security and breach notification laws; the GDPR; and other European privacy laws as well as privacy laws being adopted in other regions around the world. In addition, the FTC and many state attorneys general are interpreting existing federal and state consumer protection laws to impose evolving standards for the online collection, use, dissemination and security of information about individuals. Certain states have also adopted robust data privacy and security laws and regulations. For example, the CCPA, which took effect in 2020, imposes obligations and restrictions on businesses regarding their collection, use, and sharing of personal information and provides new and enhanced data privacy rights to California residents, such as affording them the right to access and delete their personal information and to opt out of certain sharing of personal information. In response to the data privacy laws and regulations discussed above and those in other countries in which we do business, we have implemented several technological safeguards, processes, contractual third-party provisions, and employee trainings to help ensure that we handle information about our employees and customers in a compliant manner. We maintain a global privacy policy and related procedures, and we train our workforce to understand and comply with applicable privacy laws.

Intellectual Property

We strive to protect the reputation of our wine brand. We establish, protect and defend our intellectual property in a number of ways, including through employee and third-party nondisclosure agreements, copyright laws, domestic and foreign trademark protections, intellectual property licenses and social media and information security policies for employees. We have been granted three (3) trademark registrations in the United States for FRESH VINE®, FRESH VINE (Stylized)®, and our FV Logo®, and numerous trademark registrations in other countries for the FRESH VINE mark, and we have filed, and expect to continue to file, trademark applications seeking to protect any newly-developed wine brands.

We also rely on, and carefully protect, proprietary knowledge and expertise, including the sources of certain supplies, formulations, production processes, innovation regarding product development and other trade secrets necessary to maintain and enhance our competitive position.

Seasonality

There is a degree of seasonality in the growing cycles, procurement and transportation of grapes. The wine industry in general tends to experience seasonal fluctuations in revenue and net income, with lower sales and net income during the quarter spanning January through March and higher sales and net income during the quarter spanning from October through December due to the usual timing of seasonal holiday buying. As our operations expand, we expect that we will be impacted by the seasonality experienced in the wine industry generally.

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DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our articles of incorporation and bylaws, each previously filed with the Securities and Exchange Commission and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, as well as to the applicable provisions of the Nevada Revised Statutes.

Authorized Capital Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share, and 25,000,000 shares of preferred stock, $0.001 par value per share.

Common Stock

Voting rights. Each share of our common stock is entitled to one vote on all stockholder matters. Shares of our common stock do not possess any cumulative voting rights. Except for the election of directors, if a quorum is present, an action on a matter is approved if it receives the affirmative vote of the holders of a majority of the voting power of the shares of capital stock present in person or represented by proxy at the meeting and entitled to vote on the matter, unless otherwise required by applicable law, the Nevada Revised Statutes, our articles of incorporation or bylaws. The election of directors will be determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote, meaning that the nominees with the greatest number of votes cast, even if less than a majority, will be elected. The rights, preferences and privileges of holders of common stock are subject to, and may be impacted by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Dividend rights. Holders of common stock will share ratably (based on the number of shares of common stock held) if and when any dividend is declared by the board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any preferential or other rights of any outstanding preferred stock.

Liquidation rights. upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, each holder of common stock will be entitled to a pro rata distribution of any assets available for distribution to common stockholders.

Other matters. No shares of common stock will be subject to redemption or have preemptive rights to purchase additional shares of common stock. Holders of shares of our common stock do not have subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the common stock. All of the outstanding shares of common stock are validly issued, fully paid and non-assessable.

Preferred Stock

Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the designations, powers, preferences, privileges and relative participating, optional or special rights, as well as the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of our liquidation before any payment is made to the holders of shares of our common stock. Under certain circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, our board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of our common stock and the market value of our common stock.

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Anti-takeover Effects of our Charter Documents and under Nevada Law

Our Articles of Incorporation and Bylaws

Our articles of incorporation and our bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they may also discourage acquisitions that some stockholders may favor.

These provisions include:

•	No cumulative voting. The Nevada Revised Statutes provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless the articles of incorporation specifically authorizes cumulative voting. Our articles of incorporation do not authorize cumulative voting. As such, the combination of the present concentration of share ownership within a few stockholders and lack of cumulative voting makes it more difficult for other stockholders to replace our board of directors or for a third party to obtain control of us by replacing our board of directors.

•	Advance notice procedures. Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our Company.

•	Actions by written consent; special meetings of stockholders. Our articles of incorporation provide that stockholder action can be taken only at an annual or special meeting of stockholders, or by written consent in lieu of a meeting. Our bylaws also provide that special meetings of the stockholders can only be called by the chairman of the board of directors, the chief executive officer, the president, or in their absence or disability, by any vice president, or by the board of directors (by action of a majority of the directors).

•	Authorized but unissued shares. Our authorized but unissued shares of common and preferred stock will be available for future issuance without stockholder approval. The existence of authorized but unissued shares of preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Nevada Law

Some features of the Nevada Revised Statutes, which are further described below, may have the effect of deterring third parties from making takeover bids for control of our company or may be used to hinder or delay a takeover bid. This would decrease the chance that our stockholders would realize a premium over market price for their shares of common stock as a result of a takeover bid.

The Nevada Revised Statutes contain provisions governing acquisition of controlling interest of a Nevada corporation. These provisions provide generally that any person or entity that acquires a certain percentage of the outstanding voting shares of a Nevada corporation may be denied voting rights with respect to the acquired shares, unless the holders of a majority of the voting power of the corporation, excluding shares as to which any of such acquiring person or entity, an officer or a director of the corporation, and an employee of the corporation exercises voting rights, elect to restore such voting rights in whole or in part. These provisions apply whenever a person or entity acquires shares that, but for the operation of these provisions, would bring voting power of such person or entity in the election of directors within any of the following three ranges:

●	20% or more but less than 33-1/3%;
●	33-1/3% or more but less than or equal to 50%; or
●	more than 50%.

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The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from these provisions through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from these provisions.

These provisions are applicable only to a Nevada corporation, which:

•	has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation; and

•	does business in Nevada directly or through an affiliated corporation.

To the extent that these provisions apply to us, they may discourage companies or persons interested in acquiring a significant interest in or control of our company, regardless of whether such acquisition may be in the interest of our stockholders.

The Nevada Revised Statutes contain provisions governing combination of a Nevada corporation that has 200 or more stockholders of record with an interested stockholder. To the extent that these provisions apply to us, they may have the effect of delaying or making it more difficult to effect a change in control of our company.

A corporation affected by these provisions may not engage in a combination within three years after the interested stockholder acquires his, her or its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. Generally, if approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors before the person became an interested stockholder or a majority of the voting power held by disinterested stockholders, or if the consideration to be received per share by disinterested stockholders is at least equal to the highest of:

•	The highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or within three years immediately before, or in, the transaction in which he, she or it became an interested stockholder, whichever is higher;

•	the market value per share on the date of announcement of the combination or the date the person became an interested stockholder, whichever is higher; or

•	if higher for the holders of preferred stock, the highest liquidation value of the preferred stock, if any.

Generally, these provisions define an interested stockholder as a person who is the beneficial owner, directly or indirectly of 10% or more of the voting power of the outstanding voting shares of a corporation. Generally, these provisions define combination to include any merger or consolidation with an interested stockholder, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an interested stockholder of assets of the corporation:

•	having an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation;

•	having an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or

•	representing 10% or more of the earning power or net income of the corporation.

Removal of Directors

The Nevada Revised Statutes provides that a director may be removed from office only by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote. As such, it may be more difficult for stockholders to remove directors due to the fact the Nevada Revised Statutes requires greater than majority approval of the stockholders for such removal.

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Exclusive Forum Selection

Under our bylaws, and unless we consent in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada (or, if that court does not have jurisdiction, the federal district court for the District of Nevada or other state courts of the State of Nevada) shall, to the fullest extent permitted by law, be the exclusive forums for (a) any derivative action or proceeding brought in the name or right of the Company or on the Company’s behalf, (b) any action asserting or based upon a claim of breach of any duty owed by any director, officer, employee or agent of the Company to the Company or to the Company’s stockholders, (c) any action or assertion of a claim arising pursuant to any provision of Chapter 78 or Chapter 92A of the Nevada Revised Statutes or the Company’s articles of incorporation or bylaws, (d) any action to interpret, apply, enforce or determine the validity of the Company’s articles of incorporation or bylaws or (e) any action asserting a claim against the Company governed by the internal affairs doctrine.

Notwithstanding the foregoing, our bylaws provide that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Although we believe this provision benefits us by providing increased consistency in the application of Nevada law in the types of lawsuits to which it applies, a court may determine that this provision is inapplicable (including as a result of the above exclusions) or unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Corporate Opportunities

Our articles of incorporation provide that we renounce any interest or expectancy in the business opportunities of Nechio & Novak, LLC and of its officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries and each such party shall not have any obligation to offer us those opportunities unless presented to one of our directors or officers in his or her capacity as a director or officer.

Limitations on Liability and Indemnification of Directors and Officers

Nevada law permits a company to indemnify its directors and officers, except for any act of dishonesty. The Company has provided in its articles of incorporation and bylaws for the indemnification of its officers and directors against expenses, judgments, fines and amounts paid in settlement actually and reasonably necessarily incurred in connection with the defense of any action, suit or proceeding in which they are a party by reason of their status as an officer or director, provided they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, without reasonable cause to believe their conduct was unlawful. We have also entered into customary indemnification agreements with each of our directors and officers that provide them, in general, with customary indemnification in connection with their service to us or on our behalf. We also maintain officers’ and directors’ liability insurance that insures against liabilities that our officers and directors may incur in such capacities.

The Company’s articles of incorporation limit or eliminate the personal liability of its officers and directors for damages resulting from breaches of their fiduciary duty for acts or omissions, except for damages resulting from acts or omissions which involve intentional misconduct, fraud, a knowing violation of law, or the inappropriate payment of dividends in violation of Nevada Revised Statutes.

The above discussion of our articles of incorporation, bylaws and Nevada law is not intended to be exhaustive and is respectively qualified in its entirety by such articles of incorporation, bylaws and applicable Nevada law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

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Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Listing

Our common stock is listed on the NYSE American under the symbol “AMZE.”

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SELLING STOCKHOLDERS

We have prepared this prospectus to allow the selling stockholders to offer and sell from time to time up to 5,524,316 shares of our common stock issuable upon the conversion of the Convertible Notes. The selling stockholders acquired these securities from us pursuant to the transactions described under the section “Prospectus Summary—September 2025 Convertible Note Transaction” above.

The following table sets forth (i) the name of each selling stockholder; (ii) the number of shares beneficially owned by each of the selling stockholders; (iii) the number of shares that may be offered under this prospectus; and (iv) the number of shares of common stock beneficially owned by each of the selling stockholders assuming all of the shares covered hereby are sold. We do not know whether or how long the selling stockholders will hold the shares before selling them.

The information set forth in the table below is based upon information obtained from the selling stockholders. Beneficial ownership of the selling stockholders is determined in accordance with Rule 13d-3(d) under the Exchange Act. The percentage of shares beneficially owned after the offering is based on 6,335,621 shares of our common stock outstanding as of September 3, 2025.

As used in this prospectus, the term “selling stockholders” includes the selling stockholders listed in the table below, together with any additional selling stockholders listed in a prospectus supplement, and their donees, pledgees, assignees, transferees, distributees and successors-in-interest that receive shares in any non-sale transfer after the date of this prospectus.

This prospectus covers the resale of 200% of the maximum number of shares of common stock issuable upon conversion of the Convertible Notes, based on a floor price of $1.50 per share and without regard to any limitations on the conversion of the Convertible Notes.

Under the terms of the Convertible Notes held by the selling stockholders, a selling stockholder may not convert such securities to the extent such conversion would cause the selling stockholder, together with its affiliates and attribution parties, to beneficially own in excess of 9.99% of our then outstanding shares of common stock following such conversion. The number of shares of common stock in the “Number of Shares Being Offered” column below does not reflect this limitation. The selling stockholders may sell all, some or none of their shares of common stock in this offering. See “Plan of Distribution.”

	Shares Beneficially Owned Before the Offering		Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Number	Number of Shares Being Offered	Number	Percent
C/M Capital Master Fund, LP (1)	703,176	2,930,824	-	-
WVP Emerging Manager Onshore Fund, LLC – C/M Capital Series (2)	703,176	1,860,158	-	-
Mercer Street Global Opportunity Fund LLC (3)	703,176	733,334	-	-

(1)	Represents shares of common stock issuable upon conversion of the Convertible Notes, subject to a 9.99% beneficial ownership limitation. For purposes of calculating such shares, we have assumed a conversion price of $1.50 per share. Thomas Walsh and Jonathan Juchno are the Managing Partners of C/M Capital Master Fund, LP, and therefore may be deemed to have shared voting and investment power over securities owned directly and indirectly by C/M Capital Master Fund, LP. Each of Messrs. Walsh and Juchno disclaim any beneficial ownership of these shares. The business address is 1111 Brickell Avenue, Suite 2920, Miami, Florida 33131.

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(2)          Represents shares of common stock issuable upon conversion of the Convertible Notes, subject to a 9.99% beneficial ownership limitation. For purposes of calculating such shares, we have assumed a conversion price of $1.50 per share. WVP Management, LLC, the managing member of WVP Emerging Manager Onshore Fund LLC – C/M Capital Series, has discretionary authority to vote and dispose of the shares beneficially owned by this Selling Stockholder and may be deemed to be the beneficial owner of these shares. C/M Capital Partners, LP and Worth Venture Partners, LLC, in their capacity as advisors to this Selling Stockholder, may also be deemed to have investment discretion and voting power of the shares beneficially owned by this Selling Stockholder. Thomas Walsh and Jonathan Juchno in their capacity as partners of C/M Capital Partners, LP, may also be deemed to have investment discretion and voting power over the shares beneficially owned by this Selling Stockholder. Abby Flamholz, in her capacity as Managing Member of WVP Management, LLC and in her capacity as managing member of Worth Venture Partners, LLC, may also be deemed to have investment discretion and voting power of the shares beneficially owned by this Selling Stockholder. WVP Management, LLC, C/M Capital Partners, LP, Worth Venture Partners, LLC, Mr. Walsh, Mr. Juchno and Ms. Flamholz each disclaim any beneficial ownership of these shares, except to the extent of any pecuniary interest therein. The business address is 1111 Brickell Avenue, Suite 2920, Miami, FL 33131.

(3)	Represents shares of common stock issuable upon conversion of the Convertible Notes, subject to a 9.99% beneficial ownership limitation. For purposes of calculating such shares, we have assumed a conversion price of $1.50 per share. Jonathan Juchno is the managing partner of Mercer Street Global Opportunity Fund, LLC, and may be deemed to be the beneficial owner of these shares. Mr. Juchno in his capacity as managing partner of Mercer Street Global Opportunity Fund, LLC, may also be deemed to have investment discretion and voting power over the shares beneficially owned by Mercer Street Global Opportunity Fund, LLC. Mr. Juchno disclaims any beneficial ownership of such shares of common stock, except to the extent of any pecuniary interests therein. The business address is 1111 Brickell Ave, Ste 2920, Miami, FL 33131.

Relationships with Selling Shareholders

Other than as disclosed elsewhere in this prospectus or documents incorporated by reference herein, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us.

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PLAN OF DISTRIBUTION

We are registering the shares of our common stock held by the selling stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of our common stock. The selling stockholders will bear all fees, commissions and discounts, if any, attributable to the sales of shares and any transfer taxes. We will bear all other costs, expenses and fees in connection with the registration of shares of our common stock to be sold by the selling stockholders pursuant to this prospectus.

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	distributions to members, partners, stockholders or other equityholders of the selling stockholders;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales and settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, by amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling stockholders for purposes of this prospectus.

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In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction, to the extent required). Notwithstanding the foregoing, the selling stockholders have been advised that they may not use shares registered on this registration statement to cover short sales of our common stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or another available exemption from the registration requirements under the Securities Act.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act (it being understood that the selling stockholders shall not be deemed to be underwriters solely as a result of their participation in this offering). Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders will be subject to the prospectus delivery requirements of the Securities Act (or an exemption therefrom).

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

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LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Maslon LLP, Minneapolis, Minnesota.

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EXPERTS

The financial statements Amaze Holdings, Inc. as of December 31, 2024 and 2023 and for the years then ended, incorporated by reference in this prospectus have been so incorporated in reliance on the report of Wipfli LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Amaze Software, Inc. as of December 31, 2024 and 2023, and for the years then ended, incorporated by reference in this prospectus have been so incorporated in reliance on the report of Bush & Associates, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the securities being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance where a copy of the contract or other document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved. The SEC maintains an internet website that contains reports, proxy statements, and other information about registrants, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act, and we file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at https://www.amaze.co. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference into this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

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INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.

We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC:

•	our definitive proxy statement on Schedule 14A filed on April May 7, 2025;

•	our annual report on Form 10-K for the year ended December 31, 2024, filed on March 31, 2025;

•	our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2025 and June 30, 2025, filed on May 20, 2025 and August 14, 2025, respectively;

•	our current reports on Form 8-K and any and all amendments thereto, filed on January 10, February 6, February 12, February 13, March 10, March 11, March 13, March 31, April 9, April 16, April 30, May 7, May 20, May 23, June 2, June 4, June 13, June 18, July 7, July 15, July 25, July 28, August 13, August 15, September 3, and September 17, 2025 (in each case other than portions of those documents, if any, deemed to be furnished and not filed); and

•	the description of our common stock contained in our registration statement on Form 8-A, filed on December 9, 2021, and any other amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus, including all such documents we may file with the SEC after the date of the initial registration statement (or post-effective amendment thereto) and prior to the effectiveness of the registration statement (or post-effective amendment thereto), but excluding any information deemed furnished and not filed with the SEC.

We will provide to each person, including any beneficial owners, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement but not delivered with the prospectus. We will provide these reports or documents upon written or oral request at no cost to the requester. You should direct any written requests for documents to Amaze Holdings, Inc., Attention: Chief Financial Officer, 2901 West Coast Highway, Suite 200, Newport Beach, CA 92663. You may also telephone us at (888) 672-0365.

You may also access these documents, free of charge, on the SEC’s website at www.sec.gov or on our website at https://www.amaze.co. Except for the specific incorporated documents listed above, the information contained in, or that can be accessed through, our website is not incorporated by reference into this prospectus or the registration statement of which it forms a part.

In accordance with Rule 412 of the Securities Act, any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, paid or payable by the Registrant in connection with the sale of the securities being registered under this registration statement. All amounts shown are estimates except for the SEC registration fee.

Expense	Amount
SEC Registration Fee		$1,953.05
Accounting Fees and Expenses		*
Legal Fees and Expenses		*
Miscellaneous Fees and expenses		*
Total	$	*
*	These fees will be determined based on the securities offered and the number of issuances and accordingly cannot be specified at this time.

Item 14.  Indemnification of Directors and Officers.

Nevada law permits a company to indemnify its directors and officers, except for any act of dishonesty. The Registrant’s articles of incorporation and bylaws provide for the indemnification of its officers and directors against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they are a party by reason of their status as an officer or director, provided they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, without reasonable cause to believe their conduct was unlawful. The Registrant has also entered into customary indemnification agreements with each of its directors and officers that provide them, in general, with customary indemnification in connection with their service to the Registrant or on the Registrant’s behalf. The Registrant also maintains officers’ and directors’ liability insurance that insures against liabilities that its officers and directors may incur in such capacities.

The Registrant’s articles of incorporation limits or eliminates the personal liability of its officers and directors for damages resulting from breaches of their fiduciary duty for acts or omissions, except for damages resulting from acts or omissions which involve intentional misconduct, fraud, a knowing violation of law, or the inappropriate payment of dividends in violation of Nevada Revised Statutes. The above discussion of our articles of incorporation, bylaws and Nevada law is not intended to be exhaustive and is respectively qualified in its entirety by such articles of incorporation, bylaws and applicable Nevada law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15.  Recent Sales of Unregistered Securities.

Since September 1, 2022, we have issued unregistered securities to a limited number of persons as described below (share information reflects a 1-for-23 reverse stock split of our common stock effected June 12, 2025):

Issuances to Vendors and Consultants

Between December 15 and December 18, 2022, the Company entered into agreements with the vendors pursuant to which the Company agreed to issue a total of 42,174 shares of its common stock to the vendors plus up to an additional 44,783 shares of common stock upon the Company achieving specified revenue-related performance objectives within identified timeframes.

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On June 18, 2025, we issued 22,608 shares of common stock to an accredited investor as compensation for business development services.

On July 11, 2025, we issued 100,000 shares of common stock to an accredited investor as compensation for strategic advisory services.

Grants of Restricted Stock, Stock Options and Restricted Stock Units

On April 27, 2023, Company granted to its Chief Executive Officer (i) an inducement award of 20,171 shares of restricted stock, (ii) 43,479 stock options exercisable at $23.00 per share, subject to vesting and (iii) stock-settled, performance-based restricted stock units having a target payout amount equal to $154,726, pursuant to an employment agreement.

On May 11, 2023, the Company granted to its Executive Vice President of Sales and Marketing (i) an inducement award of 16,564 shares of restricted stock and (ii) stock-settled, performance-based restricted stock units having a target payout amount equal to $89,753, pursuant to an employment agreement.

On May 25, 2023, the Company granted to its Chief Financial Officer and Secretary (i) an inducement award of 8,542 shares of restricted stock, (ii) 21,740 stock options exercisable at $23.00 per share, subject to vesting, and (iii) stock-settled, performance-based restricted stock units having a target payout amount equal to $63,575, pursuant to an employment agreement.

Issuance and Sale of Series A Preferred Stock

On August 2, 2023, the Company entered into a securities purchase agreement with two accredited investors pursuant to which the Company issued and sold a total of 10,000 shares of Series A convertible preferred stock at a price per share of $100, for a total purchase price of $1.0 million. The Company previously engaged The Oak Ridge Financial Services Group, Inc. (“Oak Ridge”) to serve as a financial adviser in connection with the capital raising activities and, in connection with this private placement, the Company agreed to pay Oak Ridge a cash fee equal to 5.0% of the gross proceeds received by the Company.

Issuance and Sale of Series B Preferred Stock

Between April and May 2024 and October through November 2024, the Company issued and sold a total of 50,000 shares of Series B convertible preferred stock to 37 accredited investors at $100.00 per share, for an aggregate purchase price of $5.0 million. The Company agreed to pay Oak Ridge a cash fee equal to 8.0% of the gross proceeds received from the sale of Series B Preferred Stock to investors introduced by Oak Ridge. In addition, the Company issued to Oak Ridge seven-year warrants to purchase up to a total of 13,044 shares of the Company’s common stock at an exercise price equal to $11.50 per share.

Issuance and Sale of Promissory Notes

On October 8, 2024, the Company issued and sold an aggregate principal amount of $600,000 of secured convertible promissory notes and 5-year warrants to purchase up to 32,174 shares of common stock at an exercise price equal to $9.20 per share.

On February 6, 2025, the Company entered into a securities purchase agreement with three accredited investors, pursuant to which the Company agreed to sell up to an aggregate principal amount of $3,300,000 of secured original issue discount notes and shares of the Company’s common stock. At the initial closing, the Company issued and sold $1,650,000 aggregate principal amount of notes and a total of 11,776 shares of common stock. On April 14 and 15, 2025, the Company closed on the sale of an additional $1,100,000 aggregate principal amount of notes.

Between May 2 and June 10, 2025, the Company issued and sold $270,000 aggregate principal amount of OID convertible promissory notes plus 5-year warrants to purchase common stock at an exercise price of $11.50 per share to two accredited investors in a private placement. The OID convertible promissory notes were issued with original issuance discount of $45,000, resulting in gross proceeds of $225,000 to the Company.

On June 11, 2025, the Company entered into note purchase agreements with two accredited investors, pursuant to which the Company issued an aggregate principal amount of $287,000 of promissory notes and warrants to purchase up to 4,076 shares of common stock at an exercise price of $18.40 per share.

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Between May 14 and June 10, 2025, the Company issued and sold $1,200,000 aggregate principal amount of subordinated secured promissory notes to accredited investors in a private placement. One of the investors is an affiliate of David Yacullo, a director of the Company. The subordinated secured promissory notes were issued with original issuance discount of $200,000, resulting in gross proceeds of $1,000,000 to the Company.

On August 11, 2025 the Company issued amended and restated convertible promissory notes in the aggregate principal amount of $1,200,000 (the “New Notes”), which amended and replaced subordinated secured promissory notes in the aggregate principal amount of $600,000 issued on May 28, 2025 to two accredited investors. In connection with the New Notes, the Company issued a warrant to purchase up to 75,000 shares of common stock at an exercise price equal to $8.00 per share to one of the accredited investors. The New Notes reflect additional loan proceeds of $600,000 to the Company.

On September 11, 2025, we entered into a securities purchase agreement with three accredited investors, pursuant to which we issued an aggregate principal amount of $4,143,234.25 of senior secured original issue discount convertible promissory notes in exchange for approximately $3,043,234 of aggregate outstanding principal amount, plus accrued interest, of existing secured original issue discount notes held by the investors and $1,000,000 in cash.

Issuance and Sale of Series D Preferred Stock

On March 7, 2025, the Company issued 750,000 shares of Series D convertible preferred stock and warrants to purchase an aggregate of 380,435 shares of common stock to securities holders of Amaze Software, Inc. As a result of this transaction, Amaze Software, Inc. became a wholly owned subsidiary of the Company. On June 12, 2025, all outstanding shares of the Series D convertible preferred stock automatically converted into an aggregate of 4,076,115 shares of common stock.

Issuance and Sale of Series C Preferred Stock

Between March and May, 2025 the Company issued and sold a total of 8,550 shares of Series C convertible preferred stock to 14 accredited investors at a purchase price of $100.00 per share, plus warrants to purchase 74,348 shares of common stock. The Company agreed to pay Oak Ridge a cash fee equal to 8.0% of the gross proceeds received from the sale of Series C convertible preferred stock to investors introduced by Oak Ridge.

Issuance of Warrant

In June 2025, we issued warrants to purchase a total of 69,566 shares of common stock at an exercise price of $17.25 per share to two accredited investors in connection with the refinancing of a debt obligation

Equity Line of Credit

Pursuant to a securities purchase agreement dated May 6, 2025 between the Company and C/M Capital Master Fund, LP (the “Purchaser”), the Company has issued and sold a total of 719,040 shares of common stock (the “Purchase Shares”) for an aggregate purchase price of $4,349,842. These issuances and sales, which occurred between July 1 and September 26, 2025, were made following written notices delivered by the Company to the Purchaser, directing the Purchaser to purchase the Purchase Shares. In connection with those sales, the Company also issued a total of 5,318 shares of common stock to the Purchaser as commitment shares.

The issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving any public offering. Persons who purchased securities as described above represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on any certificates or book-entry notations evidencing the securities issued in such transactions. None of the foregoing transactions involved any underwriters, underwriting discounts or commissions or any public offering.

Item 16.  Exhibits and financial statement schedules.

(a)	The exhibits to the registration statement are set forth within the Exhibit Index below.

(b)	No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or notes thereto that are incorporated by reference into this registration statement.

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Exhibit Index

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of January 25, 2024, by and among Fresh Vine Wine, Inc., FVW Merger Sub, Inc., and Notes, Live, Inc. (incorporated by reference to Exhibit 2.1 to Current Report on Form 8-K filed January 29, 2024)
2.2	Business Combination Agreement dated as of November 3, 2024 by among Fresh Vine Wine, Inc., Amaze Holdings Inc., VINE Merger Sub Inc., Adifex Merger Sub LLC and Adifex Holdings LLC (incorporated by reference to Exhibit 2.1 to Current Report on Form 8-K filed November 7, 2024)
2.3	Amended and Restated Agreement and Plan of Merger dated as of March 7, 2025 by and among Fresh Vine Wine, Inc., Amaze Holdings, Inc., Amaze Software, Inc. (“Amaze”), the Stockholders of Amaze listed on Schedule I and signatory thereto, and Aaron Day, solely in his capacity as the Holders’ Representative (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed March 10, 2025)
3.1	Plan of Conversion (incorporated by reference to Exhibit 3.1 to Annual Report on Form 10-K filed March 31, 2022)
3.2	Articles of Incorporation of Fresh Vine Wine, Inc. (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed December 20, 2021)
3.3	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed on August 2, 2023)
3.4	Amendment No. 1 to Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.2 to Current Report on Form 8-K filed on August 2, 2023)
3.5	Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed on March 20, 2024)
3.6	Certificate of Amendment to Articles of Incorporation ((incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed March 13, 2025)
3.7	Amended and Restated Bylaws of Fresh Vine Wine, Inc. (effective as of March 24, 2025 (incorporated by reference to Exhibit 3.2 to Current Report on Form 8-K filed March 13, 2025)
3.8	Amended and Restated Certificate of Designation of Preferences, Rights, and Limitations of Series C Convertible Preferred Stock (incorporated by reference to Exhibit 3.2 to Current Report on Form 8-K filed April 9, 2025)
3.9	Certificate of Designation of Preferences, Rights, and Limitations of Series D Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed March 10, 2025)
3.10	Certificate of Amendment to the Articles of Incorporation effective June 12, 2025 (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed June 13, 2025)
4.1	Form of specimen certificate representing shares of common stock of Fresh Vine Wine, Inc. (incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-1/A (File No. 333-261037) filed on November 29, 2021)
4.2	Form of Underwriter Warrant (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed December 20, 2021)
4.3	Form of Common Stock Purchase Warrant issued in rights offering (incorporated by reference to Exhibit 4.3 to Registration Statement on Form S-1/A-1 (File No. 333-269082) filed on January 27, 2023)
4.4	Form of Warrant Agency Agreement between Fresh Vine Wine, Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.4 to Registration Statement on Form S-1/A-1 (File No. 333-269082) filed on January 27, 2023)
4.5	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed on April 2, 2024)
4.6	Description of the Capital Stock Registered Pursuant to Section 12 of the Securities Exchange Act of 1934 (incorporated by reference to Exhibit 4.3 to Annual Report on Form 10-K filed March 31, 2022)
5.1*	Opinion of Maslon LLP
10.1†	Alternating Proprietorship Agreement dated July 2019 by and between Fior di Sole, LLC and Fresh Grapes, LLC (incorporated by reference to Exhibit 10.2 to Registration Statement on Form S-1 (File No. 333-261037) filed on November 12, 2021)

10.2	Custom Winemaking and Bottling Agreement dated September 2019 by and between Fior di Sole, LLC and Fresh Grapes, LLC (incorporated by reference to Exhibit 10.3 to Registration Statement on Form S-1 (File No. 333-261037) filed on November 12, 2021)
10.3#	Form of Founders’ Option Agreement (incorporated by reference to Exhibit 10.9 to Registration Statement on Form S-1/A (File No. 333-261037) filed on November 29, 2021)
10.4#	Fresh Vine Wine, Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed December 20, 2021)

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10.5#	Form of Indemnification Agreement between Fresh Vine Wine, Inc. and each of its officers and directors (incorporated by reference to Exhibit 10.13 to Registration Statement on Form S-1/A (File No. 333-261037) filed November 29, 2021)
10.6#	Form of Restricted Stock Unit Agreement, pursuant to the Fresh Vine Wine, Inc. 2021 Equity Incentive Plan, between Fresh Vine Wine, Inc. and each of Timothy Michaels and Elliot Savoie (incorporated by reference to Exhibit 10.11 to Registration Statement on Form S-1/A filed November 29, 2021)
10.7#	Form of Stock Option Agreement under the Fresh Vine Wine, Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.18 to Annual Report on Form 10-K filed March 31, 2022)
10.8#	Form of Employee Restricted Stock Unit Agreement under the Fresh Vine Wine, Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.19 to Annual Report on Form 10-K filed March 31, 2022)
10.9#	Amended and Restated 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed June 13, 2025)
10.10	Form of Secured Original Issue Discount Promissory Note (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed February 13, 2025)
10.11	Pledge Agreement dated as of February 6, 2025 by and between Fresh Vine Wine, Inc. and each of the investors listed therein (incorporated by reference to Exhibit 10.3 to Current Report on Form 8-K filed February 13, 2025)
10.12	Form of Merger Warrant (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed March 10, 2025)
10.13	Form of Warrant (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed March 31, 2025)
10.14	Form of Subordinated Secured Promissory Note (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed May 20, 2025)
10.15	Form of Warrant (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed August 13, 2025)
10.16	Amended and Restated Convertible Promissory Note dated August 11, 2025 (incorporated by reference to Exhibit 10.3 to Current Report on Form 8-K filed August 13, 2025)
10.17	Amended and Restated Convertible Promissory Note dated August 11, 2025 (incorporated by reference to Exhibit 10.4 to Current Report on Form 8-K filed August 13, 2025)
10.18	Warrant to Purchase Shares of Common Stock dated August 11, 2025 (incorporated by reference to Exhibit 10.5 to Current Report on Form 8-K filed August 13, 2025)
10.19	Securities Purchase Agreement dated as of September 11, 2025 among Amaze Holdings, Inc. and the investors listed therein. (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed September 17, 2025)
10.20	Form of Senior Secured Original Issue Discount Convertible Promissory Note dated September 11, 2025 (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed September 17, 2025)
10.21	Security Agreement dated as of September 11, 2025 between Amaze Holdings Inc. and the Collateral Agent for the benefit of each of the investors (incorporated by reference to Exhibit 10.3 to Current Report on Form 8-K filed September 17, 2025)
10.22	Subsidiary Guarantee dated as of September 11, 2025 among Amaze Holdings, Inc. and the subsidiaries identified therein, in favor of C/M Capital Master Fund, LP as collateral agent (incorporated by reference to Exhibit 10.4 to Current Report on Form 8-K filed September 17, 2025)
10.23	Pledge Agreement dated as of September 11, 2025 between Amaze Holdings, Inc. and C/M Capital Master Fund, LP as collateral agent(incorporated by reference to Exhibit 10.5 to Current Report on Form 8-K filed September 17, 2025
10.24	Registration Rights Agreement dated as of September 11, 2025 among Amaze Holdings, Inc. and the investors identified therein (incorporated by reference to Exhibit 10.6 to Current Report on Form 8-K filed September 17, 2025)
23.1*	Consent of Wipfli LLP
23.2*	Consent of Bush & Associates CPA LLC
23.3*	Consent of Maslon LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on Signature Page)
107*	Filing Fee Table

#	Management contract or compensatory plan

†	Certain portions of this exhibit have been omitted because they are both (i) not material and (ii) would be competitively harmful if publicly disclosed.

*	Filed herewith.

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Item 17.  Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

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(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on October 1, 2025.

AMAZE HOLDINGS, INC.

By	/s/ Aaron Day
Aaron Day
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Amaze Holdings, Inc., hereby severally constitute and appoint Michael Pruitt and Aaron Day, and each of them singly (with full power to each of them to act alone), to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this amended registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Aaron Day	Chief Executive Officer and Director	October 1, 2025
Aaron Day	(Principal Executive Officer)

/s/ Keith Johnson	Chief Financial Officer	October 1, 2025
Keith Johnson	(Principal Financial Officer and Principal Accounting Officer)

/s/ Michael Pruitt	Director	October 1, 2025
Michael Pruitt

/s/ Eric Doan	Director	October 1, 2025
Eric Doan

/s/ Peter Deutschman	Director	October 1, 2025
Peter Deutschman

/s/ David Yacullo	Director	October 1, 2025
David Yacullo

S-1

/s/ Amrapali Gan	Director	October 1, 2025
Amrapali Gan

/s/ Sandra Hawkins	Director	October 1, 2025
Sandra Hawkins

S-2